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                                                                      Nicor Inc.
                                                                       Form 10-K
                                                                   Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-1732, 333-107377, 333-107375, 33-31029 and 333-28699 of Nicor Inc. on Forms
S-8 of our report (which expresses an unqualified opinion and includes an explanatory paragraph related to a change in method of accounting for energy trading activities and gas inventories described in Note 2 and a change in method of classifying future removal costs of utility property, plant and equipment, described in Note 3), dated February 19, 2004, appearing in this Annual Report on Form 10-K of Nicor Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 19, 2004